Exhibit 7(b)(3)

Unaudited Notes to Pro Forma Combined Condensed Financial Statements
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1.   PERIODS PRESENTED

 The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1996 combines the results of operations of P-Com with the results of operations of CSM and CRC for the same period. The results of operation of P-Com reported in its Quarterly Report on Form 10-Q (AForm 10-Q@) for the three month period ended March 31, 1997 includes the results of operations of CSM for the period from the date of the acquisition (March 7, 1997) through March 31, 1997. The unaudited pro forma combined condensed statement of operations for the three months ended March 31, 1997 combines the results of operations of P-Com as reported in its Form 10-Q with the results of operations of CSM for the period from January 1, 1997 through the day prior to the acquisition (March 6, 1997), and the results of operations of CRC for the three month period ended March 31, 1997.

 The unaudited pro forma combined condensed balance sheet as of March 31, 1997 gives effect to the CRC merger as if it occurred on March 31, 1997 and combines the balance sheets of P-Com and CRC as of March 31, 1997.


2.   CSM ACQUISITION

 The total purchase price of CSM aggregates $22.0 million. The purchase price was allocated to the assets acquired and liabilities assumed based on the net book values for all other identifiable tangible and intangible assets at the acquisition date. The allocation of the purchase price is as follows (in thousands):

      Cash and cash equivalents       $      330
      Other current assets                    53
      Property and equipment                 222
      Non-current assets                       5
      Intangible assets                   22,228
      Customer advances                     (210)
                                      ----------
                                      $   22,628
                                      ==========


3.    ADJUSTMENTS TO STATEMENTS OF OPERATIONS

 To reflect the amortization of intangible assets related to the acquisition of CSM, over the estimated lives (in thousands):

                    Value at       Estimated
                  Acquisition        Lives           Quarter         Year
                  --------------------------------------------------------
Goodwill               22,228            20              278        1,111


4.   PRO FORMA NET INCOME PER SHARE

 The unaudited pro forma combined net income per share is based upon the weighted average number of common and common equivalent shares of P-Com outstanding during each period presented, plus the number of shares issued to consummate the acquisition of CSM and the merger with CRC as if the acquisition and merger occurred at the beginning of each period presented. Historical net income per share for CSM is not presented and is not applicable as CSM historically operated under a partnership structure.

5.   CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

 The adjustment for intercompany loan of $1.5 million between P-Com and CRC has been reflected in the unaudited pro forma combined condensed balance sheet. Interest expense incurred by CRC was not significant. There were no material adjustments required to conform the accounting policies of P-Com, CSM and CRC.